Exhibit 99.01

Press Release
www.shire.com

Shire Receives LIALDA® Paragraph IV Notice Letter from Zydus Pharmaceuticals

Dublin, Ireland – May 28 2010 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that it has received a Paragraph IV Notice Letter today from Zydus Pharmaceuticals USA, Inc. (“Zydus”) advising of the filing of an Abbreviated New Drug Application (“ANDA”) for a generic version of Shire’s 1.2g mesalamine delayed release tablets, LIALDA®.

LIALDA is protected by the following FDA Orange Book listed patent:  U.S. Patent No. 6,773,720, Mesalazine Controlled Release Pharmaceutical Compositions (the “’720 patent”). The patent expires in 2020.

Shire is currently reviewing the details of Zydus’ Paragraph IV Notice Letter.  Under the Hatch-Waxman Act, Shire has 45 days from the receipt of the Notice Letter to determine if it will file a patent infringement suit.  If Shire brings suit pursuant to the Hatch Waxman regulations, a stay of approval of up to 30-months will be imposed by the FDA on Zydus’ ANDA.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 781 482 0999
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization including, but not limited to, the establishment in the market of VYVANSE™ (lisdexamfetamine dimesylate) (Attention Deficit Hyperactivity Disorder (“ADHD”)); the impact of competitive products, including, but not limited to, the impact of those on the Company’s ADHD franchise; patents, including but not limited to, legal challenges relating to the Company’s ADHD franchise; government regulation and approval, including but not limited to the expected product approval date of INTUNIV™ (guanfacine extended release) (ADHD); the Company’s ability to secure new products for commercialization and/or development; the Company’s proposed offer for Jerini AG, including but not limited to, the Company’s ability to successfully complete the offer and integrate Jerini AG, as well as realize the anticipated benefits of the acquisition; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.